Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos
+1 713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: May 4, 2011

+1 713-232-7647

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2011 RESULTS

ZUG, SWITZERLAND— Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest of $310 million, or $0.96 per diluted share, for the three months ended March 31, 2011. The results compare to net income attributable to controlling interest of $677 million, or $2.09 per diluted share for the three months ended March 31, 2010.

First quarter 2011 results included the following items, after tax, that resulted in a net positive impact of approximately $139 million, or $0.43 per diluted share:

•	$176 million of income from discontinued operations, nearly all of which is from the gain on the sale of the Trident 20,

•	$9 million from the gain on the sale of the Transocean Mercury,

•	$8 million of net charges related to litigation matters not associated with the Macondo well incident, and

•	$38 million of net charges primarily related to discrete tax items.

First quarter 2011 results also included expenses associated with the Macondo well incident of $23 million, $19 million after tax, or $0.06 per diluted share. These expenses were primarily related to increased insurance premiums and legal costs.

Operations Quarterly Review

Revenues for the three months ended March 31, 2011 were $2.144 billion, compared to revenues of $2.127 billion during the three months ended December 31, 2010. First quarter contract drilling revenues were impacted by lower utilization and revenue efficiency. Our Deepwater and Midwater Floater fleets experienced lower utilization due to the stacking of rigs, as well as increased shipyard time related to contract preparation, special periodic surveys and major maintenance projects. Compliance with new well control equipment certification requirements, higher standards for equipment condition and capacity constraints on our vendors contributed to reduced revenue efficiency among our Ultra-Deepwater and Deepwater Floaters. Partially offsetting lower contract drilling revenue was additional revenue from two newbuild rigs commencing operations. Other revenues increased primarily from additional drilling management services activity.

Operating and maintenance expenses totaled $1.359 billion for the first quarter 2011, up slightly from $1.339 billion for the prior quarter. The change was due to increased drilling management services activity, which was partially offset by reduced rig-related maintenance costs.

Depreciation and amortization expense was $354 million in the first quarter 2011 compared to $381 million in the prior quarter. The $27 million decrease was primarily due to the reduced carrying amounts of our Standard Jackups resulting from the approximately $1 billion asset impairment recognized on that asset group during the fourth quarter 2010.

Liquidity and Interest Expense

Interest expense, net of amounts capitalized for the first quarter 2011, was $145 million, compared to $152 million in the fourth quarter 2010.

Cash flow from operating activities decreased to $390 million for the first quarter 2011 compared to $796 million for the fourth quarter 2010. The decline in cash flow from operations resulted primarily from an increase in working capital.

Effective Tax Rate

Transocean’s Annual Effective Tax Rate(1) for the first quarter 2011, which excludes various discrete items, was 19.3 percent. The Effective Tax Rate(2) for the first quarter was 33.1 percent, primarily reflecting the impact of discrete items resulting from changes in estimates.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EDT, 4:00 p.m. CEST, on May 5, 2011. To participate, dial +1 719-325-2234 and refer to confirmation code 8570996 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing four charts to be discussed during the conference call, titled “1Q11 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. EDT, 7:00 p.m. CEST, on May 5, 2011, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the confirmation code 8570996. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced internet addresses. Both replay options will be available for approximately 30 days.

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 137 mobile offshore drilling units as well as one ultra-deepwater drillship and three high-specification jackups under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 47 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 53 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

(1)	Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”
(2)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

For more information about Transocean, please visit our website at www.deepwater.com.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2011	2010
		(As adjusted)
Operating revenues
Contract drilling revenues	$1,950	$2,425
Contract drilling intangible revenues	10	33
Other revenues	184	121

	2,144	2,579

Costs and expenses
Operating and maintenance	1,359	1,186
Depreciation and amortization	354	374
General and administrative	67	63

	1,780	1,623

Gain (loss) on disposal of assets, net	8	(14)

Operating income	372	942

Other income (expense), net
Interest income	15	5
Interest expense, net of amounts capitalized	(145)	(132)
Other, net	3	15

	(127)	(112)

Income from continuing operations before income tax expense	245	830
Income tax expense	81	147

Income from continuing operations	164	683
Income from discontinued operations, net of tax	176	2

Net income	340	685
Net income attributable to noncontrolling interest	30	8

Net income attributable to controlling interest	$310	$677

Earnings per share-basic
Earnings from continuing operations	$0.42	$2.09
Earnings from discontinued operations	0.54	0.01

Earnings per share	0.96	2.10

Earnings per share-diluted
Earnings from continuing operations	$0.42	$2.08
Earnings from discontinued operations	0.54	0.01

Earnings per share	0.96	2.09

Weighted-average shares outstanding
Basic	319	321
Diluted	320	322

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	March 31, 2011	December 31, 2010
		(As adjusted)
Assets
Cash and cash equivalents	$3,812	$3,394
Accounts receivable, net of allowance for doubtful accounts of $33 and $38 at March 31, 2011 and December 31, 2010, respectively	2,161	1,978
Materials and supplies, net of allowance for obsolescence of $70 at March 31, 2011 and December 31, 2010	541	514
Deferred income taxes, net	116	115
Assets held for sale	77	—
Other current assets	197	194

Total current assets	6,904	6,195

Property and equipment	26,819	26,721
Property and equipment of consolidated variable interest entities	2,241	2,214
Less accumulated depreciation	7,887	7,616

Property and equipment, net	21,173	21,319

Goodwill	8,132	8,132
Other assets	1,001	1,165

Total assets	$37,210	$36,811

Liabilities and equity
Accounts payable	$808	$832
Accrued income taxes	67	109
Debt due within one year	1,965	1,917
Debt of consolidated variable interest entities due within one year	95	95
Other current liabilities	906	883

Total current liabilities	3,841	3,836

Long-term debt	8,361	8,354
Long-term debt of consolidated variable interest entities	820	855
Deferred income taxes, net	586	575
Other long-term liabilities	1,840	1,791

Total long-term liabilities	11,607	11,575

Commitments and contingencies
Redeemable noncontrolling interest	57	25

Shares, CHF 15.00 par value, 335,235,298 authorized, 167,617,649 conditionally authorized, 335,235,298 issued at March 31, 2011 and December 31, 2010; 319,538,901 and 319,080,678 outstanding at March 31, 2011 and December 31, 2010, respectively	4,488	4,482
Additional paid-in capital	7,518	7,504
Treasury shares, at cost, 2,863,267 held at March 31, 2011 and December 31, 2010	(240)	(240)
Retained earnings	10,279	9,969
Accumulated other comprehensive loss	(335)	(332)

Total controlling interest shareholders’ equity	21,710	21,383

Noncontrolling interest	(5)	(8)

Total equity	21,705	21,375

Total liabilities and equity	$37,210	$36,811

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended March 31,
	2011	2010
		(As adjusted)
Cash flows from operating activities
Net income	$340	$685
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of drilling contract intangibles	(10)	(33)
Depreciation and amortization	354	374
Share-based compensation expense	27	35
Gain on disposal of discontinued operations	(173)	—
(Gain) loss on disposal of assets, net	(8)	14
Amortization of debt issue costs, discounts and premiums, net	26	49
Deferred income taxes	11	(22)
Other, net	(3)	31
Deferred revenue, net	46	151
Deferred expenses, net	(36)	(14)
Changes in operating assets and liabilities	(184)	(98)

Net cash provided by operating activities	390	1,172

Cash flows from investing activities
Capital expenditures	(240)	(369)
Proceeds from disposal of assets, net	13	41
Proceeds from disposal of discontinued operations	259	—
Other, net	(6)	5

Net cash provided by (used in) investing activities	26	(323)

Cash flows from financing activities
Change in short-term borrowings, net	51	(131)
Proceeds from debt	5	54
Repayments of debt	(47)	(253)
Purchases of shares held in treasury	—	(60)
Other, net	(7)	(3)

Net cash provided by (used in) financing activities	2	(393)

Net increase in cash and cash equivalents	418	456

Cash and cash equivalents at beginning of period	3,394	1,130

Cash and cash equivalents at end of period	$3,812	$1,586

TRANSOCEAN LTD.

FLEET OPERATING STATISTICS

	Operating Revenues ($ Millions) (1)
	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$844	$740	$901
Deepwater Floaters	290	339	390
Harsh Environment Floaters	150	155	176
Total High-Specification Floaters	1,284	1,234	1,467
Midwater Floaters	400	477	522
High-Specification Jackups	31	33	77
Standard Jackups	229	259	352
Other Rigs	6	6	7
Subtotal	1,950	2,009	2,425
Contract Intangible Revenue	10	13	33
Other Revenues
Client Reimbursable Revenues	37	34	40
Integrated Services and Other	15	15	30
Drilling Management Services	132	56	51
Subtotal	184	105	121
Total Company	$2,144	$2,127	$2,579

	Average Daily Revenue (1)
	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010
High-Specification Floaters:
Ultra Deepwater Floaters	$467,700	$435,900	$486,000
Deepwater Floaters	$395,900	$395,600	$383,800
Harsh Environment Floaters	$402,400	$366,800	$400,100
Total High-Specification Floaters	$441,300	$414,500	$443,200
Midwater Floaters	$313,000	$298,500	$331,600
High-Specification Jackups	$106,200	$129,400	$162,600
Standard Jackups	$109,200	$110,600	$133,100
Other Rigs	$73,400	$73,000	$72,700
Total Drilling Fleet	$292,600	$276,900	$299,600

	Utilization (1)
	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010
High-Specification Floaters:
Ultra Deepwater Floaters	77%	76%	88%
Deepwater Floaters	51%	58%	71%
Harsh Environment Floaters	83%	92%	98%
Total High-Specification Floaters	69%	71%	83%
Midwater Floaters	60%	68%	67%
High-Specification Jackups	40%	31%	59%
Standard Jackups	43%	46%	53%
Other Rigs	49%	48%	50%
Total Drilling Fleet	55%	58%	66%

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In US$ millions)

	Three months ended
	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
		(As adjusted)	(As adjusted)

Income from continuing operations before income taxes	245	(836)	830
Add back (subtract):
Litigation matters	8	1	—
(Gain) loss on disposal of other assets, net	(9)	—	14
Loss on impairment of other assets, net	—	1,010	—
(Gain) loss on retirement of debt	—	13	(2)
Other, net	5	(8)	5

Adjusted income from continuing operations before income taxes	249	180	847

Income tax expense from continuing operations	81	(32)	147
Add back (subtract):
Changes in estimates (1)	(35)	(8)	(17)
Other, net	2	—	(1)

Adjusted income tax expense from continuing operations (2)	48	(40)	129

Effective Tax Rate (3)	33.1%	3.8%	17.7%

Annual Effective Tax Rate (4)	19.3%	-22.1%	15.2%

1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.
2)	The three months ended December 31, 2010 includes ($65) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
3)	Effective Tax Rate is income tax expense divided by income before income taxes.
4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.